Exhibit 99.2

Decentral Life

a division of

Social Life

OTC: WDLF

Social Life Network Launches Marketplace 3.0 for TBI Licensees in preparation of 2022 E-commerce Growth

In 2020, retail e-commerce sales worldwide amounted to 4.28 trillion US dollars and global e-retail revenues are projected to grow to 5.4 trillion US dollars in 2022

LOS ANGELES, CA / December 3, 2021 / Social Life Network, Inc. (OTC:WDLF) announced today a major upgrade to their e-commerce social marketplace will be rolled out to each of their TBI Licensees during the month of December, starting with the hunting, fishing and camping community on HuntPost.com

In competition with retailers like Cabela’s and Bass Pro Shop, HuntPost empowers small merchants that depend primarily on industry trade shows to sell their products and services, with an e-commerce social network to compete with big-box retailers that won’t carry their products because they’re too small to scale.

“In the same way Etsy.com enabled artisans to create value from their trade, HuntPost empowers sportsmen to sell via their goods and services on our upgraded platform,” says Lynn Murphy, CEO of HuntPost. “Etsy, who trades on NASDAQ under the ticker symbol ETSY, has a market cap of more than $30 billion, and services a much smaller audience of vendors and merchants than our hunting, fishing and camping industry,” added Murphy.

“Our development team has been focused on delivering these major upgrades to the HuntPost e-commerce marketplace before the end of 2021,” said Ken Tapp, CEO of Social Life Network. “One of the most significant upgrades to our platform provides retailers the ability to sell their goods to consumers through a variety of new ERC token types as well as the new WDLF Token,” added Tapp.

According to Statista market research, in 2020 retail e-commerce sales worldwide amounted to 4.28 trillion US dollars and e-retail revenues are projected to grow to 5.4 trillion US dollars in 2022. https://www.statista.com/statistics/379046/worldwide-retail-e-commerce-sales/

“HuntPost is one of nine TBI licensees that will receive the major upgrades this month,” noted Social Life Network’s President, Todd Markey. “With the 2022 trade show season approaching quickly, our Decentral Life division has been laser focused on supporting the growing demand by HuntPost retailers wanting the ability to sell their products and services online and at trade shows, using cryptocurrencies as payment.”

Social Life Network announced on August 16th, 2021, the new Decentral Life division will be focused on upgrading their SaaS platform to a global decentralized social marketplace and their own cryptocurrency project.

The Decentral Life project aims to address four main objectives outlined on the Decentral Life website @ www.WDLF.life

1.	Create a decentralized global social networking platform for user privacy, content control, and universal connectivity to all decentralized networking platforms of the future.
2.	Financially empower network users by rewarding their activity with crypto-loyalty points that can be used to make purchases on the network or converted to WDLF Tokens to be used on globally accessible cryptocurrency exchanges.
3.	Create and launch a Decentral Life Token that can be used across all licensee networks so that users can convert their crypto-loyalty points into WDLF Tokens for staking.
4.	File with the SEC a registered initial coin offering so that tokens can be sold to investors and a market can be created for the token on major cryptocurrency exchanges.

On November 30th, 2021 the company filed a DBA in the state of Nevada, to start operating the company under the name “Decentral Life” as soon as possible. The company aims to officially change the name from Social Life Network, Inc. to Decentral Life, Inc. on January 1st, 2022.

About Social Life Network, Inc.

Social Life Network is a Technology Business Incubator (TBI) that, through individual licensing agreements, provides tech start-ups with seed technology development, legal and executive leadership, making it easier for start-up founders to focus on raising capital, perfecting their business model, and growing their network user-ship. Our seed technology is an artificial intelligence (“AI”) powered social network and Ecommerce platform that uses blockchain technology to increase user activity, speed, security, and accuracy on the niche social networks that we license to the companies in our TBI. Since the launch of the company in January of 2013, the Company has launched niche industry social networks to service the millions of business professionals and consumers in the residential real estate industry, the legal global cannabis industry, sports verticals including racket sports, golf, cycling, soccer, space exploration, auto racing, travel, hunting, fishing, and camping. The Company operates in part, like a publicly traded tech incubator, and retains ownership in each licensee through stock and options ownership when they reach a contracted user ship growth, outlined in their licensing contracts. This allows the Company to minimize its expenses and exposure to failed start-ups licensees that use its platform.

For more information, visit our website @ www.SocialNetwork.ai

Watch our latest shareholder updates @ www.SocialNetwork.ai/podcast

SAFE HARBOR & DISCLAIMER

This information does not constitute an offer to sell or a solicitation of an offer to buy securities or assets of Social Life Network, Inc. All information presented herein with respect to the existing business and the historical operating results of Social Life Network (“the Company”) and estimates and projections as to future operations are based on materials prepared by the management of the Company and involve significant elements of subjective judgment and analysis which may or may not be correct. While the information provided herein is believed to be accurate and reliable, the Company makes no representations or warranties, expressed or implied, as to the accuracy or completeness of such information. In furnishing this information, the Company reserves the right to amend or replace some or all the information herein at any time and undertakes no obligation to provide the recipient with access to any additional information. No information in this press release should be construed as any indication whatsoever of our future revenues, results of operations, or stock price, or whether we will successfully develop and launch a global decentralized protocol.